Exhibit 99.1

EXHIBIT 99.1 — Portion of Press Release dated July 7, 2003

Redback Receives Extension from NASDAQ to Comply with Minimum Bid Price

Requirement

SAN JOSE, Calif., July 7, 2003 — Redback Networks Inc. (Redback) (NASDAQ: RBAK — news), a leading provider of next-generation broadband networking equipment, today announced that on June 23, 2003 it received a decision from the Nasdaq’s Listing Qualifications Panel (the “Panel”) granting Redback’s request for an exception to the National Market’s minimum bid price requirement, as set forth in Nasdaq Marketplace Rule 4450(a)(5). The Panel determined to provide Redback with additional time to allow for developments in the Securities and Exchange Commission’s rulemaking process. Accordingly, Redback now has until at least August 23, 2003 to regain compliance with Nasdaq’s minimum bid price requirement.

About Redback Networks Inc.

Redback enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as comprehensive User-to-Network operating system software, and a set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

Note Regarding Forward Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. In particular, there is no assurance that SEC will approve the proposed new Nasdaq rules that might allow Redback to have an additional extension of time to meet the listing criteria or that Nasdaq will continue to grant Redback extensions of time within which to meet the listing criteria. If the SEC does not approve the proposed Nasdaq rules, or if Nasdaq determines that Redback is not entitled to an additional extension of time, Redback may be delisted from the Nasdaq National Market. Additional risks and uncertainties relating to Redback’s business which could materially and/or adversely affect actual results of Redback are set forth in the documents filed by Redback with the SEC, specifically the most recent reports on Form 10-K, Form 10-Q, Form 8-K and the other reports filed from time to time with the SEC.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent & Trademark Office and in other countries. SMS and UIN are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.